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                                                                     EXHIBIT 3.1

               CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
                                     OF THE
                   SERIES E CONVERTIBLE VOTING PREFERRED STOCK
                                       OF
                         SPECTRUM PHARMACEUTICALS, INC.

     (Pursuant to Section 151 of the General Corporation Law of the State of
                                   Delaware)

         The undersigned, being the Chief Executive Officer of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), does hereby certify, that the following resolution has been duly adopted by the board of directors of the Corporation:

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the board of directors of the Corporation (the "Board") pursuant to the General Corporation Law of the State of Delaware, as amended, and by the provisions of the Corporation's Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), the Board hereby creates a series of preferred stock of the Corporation, par value $0.001 per share, each share having a stated value (the "Stated Value") of $10,000.00, such series consisting of 2,000 shares (which shall not be subject to increase without the consent of the Holders (as defined below) of a majority of the outstanding Series E Preferred Stock), which shall be designated as the "Series E Convertible Voting Preferred Stock" (the "Series E Preferred Stock"), which series shall have the following powers, designations, preferences and relative participating, optional, voting or other rights, and the following qualifications, limitations or restrictions:

         1. Dividends. The holders of the Series E Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to receive dividends, when, if and as declared by the Board, out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board.

         2. Voting Rights. Except as otherwise provided herein or by law, the Holders shall have full voting rights and powers, subject to the Beneficial Ownership Cap (as defined in Section 5(g)), equal to the voting rights and powers of holders of common stock, par value $.001 of the Corporation (the "Common Stock") and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each Holder shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series E Preferred Stock could be

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converted on the record date for the taking of a vote at the then current
Conversion Value (as hereinafter defined), subject to the Beneficial Ownership Cap, or, if no record date is established, at the day prior to the date such vote is taken or any written consent of shareholders is first executed. Fractional votes shall not be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series E Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward), subject to the Beneficial Ownership Cap.

         3.       Rights on Liquidation.

                  (a) The Series E Preferred Stock shall rank, as to liquidation preference provided below, pari passu with the Corporation's Series D 8% Cumulative Convertible Preferred Stock (the "Series D Preferred Stock").

                  (b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a "Liquidation"), before any distribution of assets of the Corporation shall be made to or set apart for the holders of Common Stock, the Holders shall be entitled to receive payment out of such assets of the Corporation in an amount equal to the greater of (i) the Liquidation Preference for the Series E Preferred Stock, or (ii) the cash or other property distributable upon such Liquidation with respect to the shares of Common Stock into which such shares of Series E Preferred Stock, including any accrued dividends thereon, could have been converted immediately prior to such payment. The "Liquidation Preference" for the Series E Preferred Stock shall be an amount equal to 120% of the Stated Value per share of Series E Preferred Stock plus any declared and unpaid dividends thereon. If the assets of the Corporation available for distribution to the Holders shall not be sufficient to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of the Series D Preferred Stock and the Holders of the Series E Preferred Stock based on the aggregate liquidation preferences of the shares of Series D Preferred Stock and the aggregate Liquidation Preferences of the shares of Series E Preferred Stock held by each such Holder.

                  (c) If the assets of the Corporation available for distribution to shareholders exceed the aggregate amount of payable pursuant to paragraph 3(b) above with respect to all shares of Series E Preferred Stock then outstanding, then, after the payment required by paragraph 3(b) above shall have been made or irrevocably set aside, the holders of Common Stock shall be entitled to receive with respect to each share of Common Stock payment of a pro rata portion of such assets based on the aggregate number of shares of Common Stock held by each such holder.

         4. Actions Requiring the Consent of Holders. (a) Subject to the rights of the holders of the Series D Preferred Stock, as long as more than 20% of the shares of Series E Preferred Stock issued on the date of original issuance of the shares of Series E Preferred Stock (the "Date of Original Issue") are outstanding, none of the following actions will take place without the

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prior written consent of the holders of a majority of the outstanding Series E
Preferred Stock, which consent may be withheld for any or no reason:

         (i) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Corporation's Bylaws which adversely affects the terms of the Series E Preferred Stock or the relative rights, preferences and privileges of the Holders of the Series E Preferred Stock as such holders;

         (ii) Any amendments or changes to the Rights Plan or the adoption of any other similar plans or arrangements, provided that nothing herein shall be deemed to restrict the right of the Corporation to redeem all, but not less than all, of the outstanding Rights (as defined in the Rights Plan (as defined in Section 5(h) hereof)) or otherwise terminate the Rights Plan;

         (iii) The offer, sale, designation or issuance by the Corporation or any of its Subsidiaries of any equity or debt security senior to or pari passu with the Series E Preferred Stock in any respect;

         (iv) The sale or issuance of any shares of Common Stock, any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire shares of Common Stock, or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security at a price below the Conversion Value (as hereinafter defined), other than (A) options, warrants, and other rights outstanding on the date hereof to acquire, directly or indirectly, Common Stock, and the Common Stock acquirable thereunder (including, without limitation, shares of Common Stock acquirable upon conversion of, or issuable as dividends on, the Series D Preferred Stock), and (B) options granted hereafter to any employee, officer, Director or consultant pursuant to any plan approved by stockholders for the benefit of employees, officers, Directors and consultants ("Incentive Options"), and the Common Stock acquirable thereunder, and (C) awards presently outstanding or hereafter awarded under the Seller's employee stock purchase plan effective as of January 26, 2001 (the "ESPP");

         (v) The entering into by the Corporation or any subsidiary of any bank or other non-trade indebtedness for borrowed money;

         (vi) The granting or making by the Corporation or any of its Subsidiaries of any mortgage or pledge, or the assumption or suffering to exist on, or the imposition on, any of its material properties or assets any Lien;

         (vii) The liquidation, dissolution or winding-up of the Corporation or any of its subsidiaries or any merger or consolidation of the Corporation or any of its

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                  subsidiaries with or into another entity or the sale,
                  conveyance or other disposition of all, or substantially all, the assets, property or business of the Corporation or any of its subsidiaries;

         (viii) The reorganization, recapitalization, sale, conveyance, or other disposition of or encumbrance of all or substantially all of the property or business of the Corporation or any of its Subsidiaries or the merger into or consolidation with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which, in any case, more than 20% of the voting power of the corporation is disposed of, calculated on a post-transaction basis;

         (ix) The redemption, purchase, repurchase or other acquisition, directly or indirectly, of any shares of capital stock of the Corporation or any of its Subsidiaries or any option, warrant or other right to purchase or acquire any such shares;

         (x) The declaration or payment of any dividend or other distribution (whether cash, stock or property) with respect to the capital stock of the Corporation, other than the Series E Preferred Stock and the Series D Preferred Stock; and

         (xi) The taking of any action by the Corporation with the primary intent of causing the Common Stock to be delisted from any securities exchange or quotation system upon which the Common Stock is then listed.

                  (b) The restrictions contained in this Section 4 (except for the restriction in Section 4(c)) shall cease to apply if for no less than 10 trading days during any period of 30 consecutive trading days following the Date of Original Issue (i) the Fair Market Value (as defined in that certain purchase agreement between the Corporation and the original purchasers of the Series E Preferred Stock by which such purchasers agreed to acquire the Series E Preferred Stock on the Original Issue Date (the "Purchase Agreement")) of the Common Stock exceeds five dollars ($5) per share and (ii) all of the Conversion Shares and Warrants Shares have been duly registered for sale under an effective registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act") and such registration statement is effective throughout the aforesaid 30-day period.

                  (c) So long as any shares of the Series E Preferred Stock are outstanding, the Corporation may not, without the prior consent of the Holders of a majority of the outstanding Series E Preferred Stock, purchase or otherwise acquire for any consideration (except through a redemption of all the outstanding shares of the Series D Preferred Stock or Series E Preferred Stock) any shares of the Common Stock or any other outstanding shares of the capital stock of the Corporation.

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         5.       Conversion.

                  (a) Right to Convert. Subject to the limitation set forth in Section 5(g) hereof, each Holder shall have the right at any time, at such Holder's option, to convert all or any whole number of such Holder's shares of Series E Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Stated Value of the shares of Series E Preferred Stock to be converted plus any declared but unpaid dividends thereon by (ii) the Conversion Value (as hereinafter defined) then in effect for such Series E Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Series E Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Market Price (as defined below) per share of the Common Stock.

         "Current Market Price" means, in respect of any share of Common Stock on any date herein specified:

                                    (i)      if there shall not then be a public
         market for the Common Stock, the Appraised Value (as hereinafter defined) per share of Common Stock at such date, or

                                    (ii)     if there shall then be a public
         market for the Common Stock, the average of the daily market prices for the 20 consecutive trading days immediately before such date. The daily market price for each such trading day shall be (I) the last sale price on such day on the principal stock exchange (including Nasdaq) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (II) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange (including Nasdaq), (III) if the Common Stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (IV) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (V) if there is no such firm, as furnished by any member of the NASD selected mutually by the Holders of a majority of the Series E Preferred Stock and the Corporation or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by a majority in interest of the Holders and one of which shall be selected by the Corporation.

         "Appraised Value" means, in respect of any share of Common Stock on any date herein specified, the fair saleable value of such share of Common Stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of the Common Stock or to the fact that the Corporation may have no class of equity registered under the Securities

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Exchange Act of 1934, as amended (the "Exchange Act")) as of the last day of the most recent fiscal month end prior to such date specified, based on the value of the Corporation, as determined by a nationally recognized investment banking firm selected by the Corporation's Board of Directors and having no prior relationship with the Corporation, and reasonably acceptable to a majority in interest of the Holders.

                  (b) Mechanics of Conversion. Such right of conversion shall be exercised by any Holder by delivering to the Corporation a conversion notice in the form attached hereto as Exhibit A (the "Conversion Notice"), appropriately completed and duly signed and specifying the number of whole shares of Series E Preferred Stock that the Holder elects to convert (the "Converting Shares") into shares of Common Stock on the date specified in the Conversion Notice (which date shall not be earlier than the date on which the Conversion Notice is delivered to the Corporation), and by surrender of the certificate or certificates representing such Converting Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Converting Shares are registered. Promptly, but in no event more than two business days, after the receipt of the Conversion Notice and surrender of the Converting Shares, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder's nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares together with cash in lieu of any fractional interest in a share of Common Stock together with a new certificate covering the number of shares of Series E Preferred Stock representing the unconverted portion of the shares represented by the Series E Preferred Stock certificate surrendered. Such conversion shall be deemed to have been effected as of the close of business on the date specified in the Conversion Notice in accordance with the terms hereof (the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

                  (c) Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Series E Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series E Preferred Stock at the time outstanding.

                  (d) Conversion Value. The initial conversion value for the Series E Preferred Stock shall be $5.00 per share of Common Stock, such value to be subject to adjustment in accordance with the provisions of this
Section 5. Such conversion value in effect from time to time, as adjusted pursuant to this Section 5, is referred to herein as the "Conversion Value." All of the remaining provisions of this Section 5 shall apply separately to each Conversion Value in effect from time to time with respect to Series E Preferred Stock.

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                  (e)      Stock Dividends, Subdivisions and Combinations. If at
any time while the Series E Preferred Stock is outstanding, the Corporation shall:

                  (i) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

                  (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

                  (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses
(ii) or (iii) of this paragraph (e) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Value is calculated hereunder, then the calculation of such Conversion Value shall be adjusted appropriately to reflect such event.

                  (f) Certain Other Distributions. If, at any time while the Series E Preferred Stock is outstanding, the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of:

                  (i) cash (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Corporation),

                  (ii) any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash, convertible securities or additional shares of Common Stock), or

                  (iii) any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash, convertible securities or additional shares of Common Stock) (in each case set forth in subparagraphs (i), (ii) and (iii) hereof, the "Distributed Property"),

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then upon any conversion of Series E Preferred Stock that occurs after such record date, the holder of Series E Preferred Stock shall be entitled to receive, in addition to the Conversion Shares otherwise issuable upon such conversion, the Distributed Property that such Holder would have been entitled to receive if the Series E Preferred Stock had been converted into Common Stock as of such record date. If the Distributed Property consists of property other than cash, then the fair value of such Distributed Property shall be as determined in good faith by the Board of Directors and set forth in reasonable detail in a written valuation report (the "Valuation Report") prepared by the Board of Directors. The Corporation shall give written notice of such determination and a copy of the Valuation Report to all holders of Series E Preferred Stock, and if the holders of 25% of the outstanding Series E Preferred Stock object to such determination within twenty (20) business days following the date such notice is given to all of the holders of Series E Preferred Stock, the Corporation shall submit such valuation to an investment banking firm of recognized national standing selected by holders of not less than 75% of the Series E Preferred Stock, and the opinion of such investment banking firm shall be binding upon the Corporation and the holders of all the Series E Preferred Stock. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Corporation to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 5(f); and if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 5(e).

                  (g) Blocking Provision. Notwithstanding any contrary or inconsistent provision hereof, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Series E Preferred Stock or that shall be entitled to voting rights under Section 2 hereof shall be limited to the extent necessary to insure that, following such conversion, the number of shares of Common Stock then beneficially owned by such Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act (including shares held by any "group" of which the Holder is a member) does not exceed 4.95% of the total number of shares of Common Stock of the Corporation then issued and outstanding (the "Beneficial Ownership Cap"). For purposes hereof, "group" has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined, subject to the accuracy of information filed under the Securities Act and the Exchange Act by any person other than such Holder with respect to the outstanding Common Stock of the Corporation (including securities or property convertible into or exchangeable for Common Stock, with or without the payment of consideration), that the issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph, and the Corporation shall have no obligations to such Holder to verify compliance with the Beneficial Ownership Cap. This paragraph shall be construed and

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administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Conversion Notice. Notwithstanding the foregoing provisions of Section 5(g), any Holder of Series E Preferred Stock shall have the right prior to the Date of Original Issue upon written notice to the Corporation, or after the Date of Original Issue upon 61 days prior written notice to the Corporation, to choose not to be governed by the Beneficial Ownership Cap provided herein.

                  (h) Rights Distributed Under Rights Agreement. Capitalized terms used in this Section 5(h) and which are not otherwise defined herein, shall have the meanings ascribed to them in the Rights Agreement (the "Rights Agreement") dated as of December 13, 2000 between the Corporation and U.S. Stock Transfer Corporation. While the Rights Agreement or any other poison pill, rights plan or similar arrangement (each, a "Rights Plan") shall be in effect:

                  (i) Holders who convert Series E Preferred Stock before the Distribution Date or before any Rights Certificates or similar right (each a "Right") shall be evidenced by a separate rights certificate or shall otherwise be transferable otherwise than in connection with the transfer of the underlying shares of Common Stock (the date of the occurrence of any of the foregoing being referred to herein as a "Rights Distribution Date"), will receive, in addition to shares of Common Stock issued on conversion, one Right for each such shares of Common Stock.

                  (ii) Upon the occurrence of a Rights Distribution Date, each Holder shall receive, without any further action by the Corporation, such number of Rights equal to the number of Rights such Holder would have held if, immediately prior to the Rights Distribution Date, all of the shares of Series E Preferred Stock had been converted into shares of Common Stock at the then current Conversion Value. The Corporation shall issue to each Holder certificates evidencing such Rights, no later than five business days following such Rights Distribution Date. In the event the applicable Rights Plan does not permit such Rights to be granted to each Holder, the Corporation shall promptly (i) amend the applicable Rights Plan to permit the Corporation to take the actions set forth in this Section 5(h), or (ii) issue to each Holder an option, right or similar arrangement giving each Holder the same rights and benefits as they would have held upon the receipt of the applicable number of Rights.

         6. Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which the Series E Preferred Stock is convertible and the current Conversion Value provided for in Section 5:

                  (a) When Adjustments to Be Made. The adjustments required by Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Value that would otherwise be required may be

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postponed up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Series E Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 5 and not previously made, would result in a minimum adjustment or on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

                  (b) Fractional Adjustments. In computing adjustments under Section 5, fractional adjustments to the Conversion Value shall be taken into account to the nearest 1/100th of a cent.

                  (c) Escrow of Stock. If after any property becomes distributable pursuant to Section 5 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, a holder of the Series E Preferred Stock converts the Series E Preferred Stock, such holder of Series E Preferred Stock shall continue to be entitled to receive any shares of Common Stock issuable upon conversion under
Section 5 by reason of such adjustment and such shares or other property shall be held in escrow for the holder of the Series E Preferred Stock by the Corporation to be issued to holder of the Series E Preferred Stock upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Corporation and escrowed property returned to the Corporation.

         7. Merger, Consolidation or Disposition of Assets. If, while the Series E Preferred Stock is outstanding, there occurs: (i) an acquisition by an individual or legal entity or group (as defined in Section 13(d) of the Exchange
Act) of more than one-half of the voting rights or equity interests in the Corporation; or (ii) a merger or consolidation of the Corporation or a sale, transfer or other disposition of all or substantially all the Corporation's property, assets or business to another person or entity where the holders of the Corporation's voting securities prior to such transaction fail to continue to hold at least a majority of the voting power of the surviving or acquiring entity (a "Change of Control"), and, pursuant to the terms of such Change of Control, shares of common stock of the surviving or acquiring entity (or other interests, as applicable), or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring entity ("Other Property"), are to be received by or distributed to the holders of Common Stock of the Corporation, then the certificates evidencing the Series E Preferred Stock shall, as of and after the Change of Control, evidence only the right to receive, at each Holder's election, which must be delivered by each Holder to the Corporation within 20 days after receiving notice from the Corporation of the right to make such election, either:

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                  (i)      the number of shares of common stock of the successor
         or acquiring person (or other interests, as applicable) or of the Corporation, if it is the surviving person, and Other Property receivable upon or as a result of such Change of Control by a holder of the number of shares of Common Stock into which the Series E Preferred Stock is convertible immediately prior to such event, or

                  (ii) at the effective time of such Change of Control, such Holder's Liquidation Preference.

If a timely election is not made pursuant to this Section 7(a), the holder shall receive the benefit of Section 7(a)(i) and shall not be entitled to the benefit of Section 7(a)(ii). If notice of a Change of Control is given but the Change of Control transaction is not, for any reason, consummated, the elections of the Holders given in connection with such notice shall be of no force or effect, ab initio.

         8. Other Action Affecting Common Stock. In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section 5 or any other action described in Section 5, then, unless such action will not have a materially adverse effect upon the rights of the holder of Series E Preferred Stock, the number of shares of Common Stock or other stock into which the Series E Preferred Stock is convertible exercisable and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

         9. Certain Limitations. Notwithstanding anything herein to the contrary, the Corporation agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the current Conversion Value to be less than the par value per share of Common Stock.

         10. Stock Transfer Taxes. The issue of stock certificates upon conversion of the Series E Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any.

         11. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Value at the time in effect for the Series E Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, or other property which at the time would be received upon the conversion of Series E Preferred Stock owned by such holder.

         12. Notices of Record Date. In the event of any fixing by the Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

         13.      Redemption at the Corporation's Election.

                  (a) If at any time (A) the Common Stock is traded on any national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, (B) the closing price per share of the Common Stock exceeds $12.00 per share for at least 20 consecutive trading days (the "Trading Period"), (C) in such Trading Period the average daily trading volume is greater than 100,000 shares per day, and (D) the Corporation has, legally available for such purpose, sufficient funds to pay all amounts owed to the Holders on account of the redemption of all of the Series E Preferred Stock, then the Corporation may, not later than 5 business days after the end of any such Trading Period (the "Call Notice Period"), call for the redemption of all (but not less than all) the Series E Preferred Stock. If the Corporation does not timely call for such redemption, the Corporation may thereafter call for redemption as herein provided only if the conditions set forth in clauses (A), (B), (C), and (D) of the preceding sentence are again fulfilled, and the Corporation calls for redemption within the new Call Notice Period.

                  (b) If the Corporation elects to redeem the Series E Preferred Stock, the Corporation shall give written notice thereof (the "Call for Redemption"), signed by the Chief Executive Officer or Chief Financial Officer, to the Holders of the Series E Preferred Stock not later than the end of the Call Notice Period. The Call for Redemption shall (A) specify the beginning and end of the Trading Period and shall (B) set forth the Corporation's undertaking to pay the Stated Value on each outstanding share of Series E Preferred Stock plus any declared but unpaid dividends thereon, and (C) certify that the Corporation has the funds on hand to make such payments, and that the Corporation is not under any lawful order of any court or other governmental authority restricting or prohibiting such payment and not bound by any agreement, undertaking or other obligation which would prohibit or restrict the authority of the Corporation to make such payment, and (D) set forth the name and address of the Corporation or, if applicable, any transfer or paying agent, to which the Holders shall deliver their certificates evidencing the Series E Preferred Stock to obtain payment therefor.

                  (c) Simultaneously with the Corporation's issuance of any Call for Redemption, the Corporation shall set aside, in a segregated account, sufficient funds to pay all amounts owed to the Holders of the Series E Preferred Stock on account of such redemption.

                  (d) The issuance of a Call for Redemption shall not impair or diminish in any way the right of the Holders of the Series E Preferred Stock to convert the Series E Preferred Stock into Common Stock; provided, however, that at the end of the third business day after the Call for Redemption is received by the Holders, the Series E Preferred Stock not otherwise converted or redeemed shall be deemed redeemed, and; provided, further, that certificates for any shares of Series E Preferred Stock deemed redeemed shall evidence only the right of the Holder to receive the payments payable by the Corporation upon redemption.

                  (e) Payment of the Stated Value, plus all accrued, accumulated and unpaid dividends, shall be made to each Holder not later than two (2) business days following the Corporation's receipt of such Holder's certificates evidencing the Series E Preferred Stock, or the usual and customary proof of loss of such certificates, if applicable.

                  (f) To the extent that following a Call for Redemption, any Holder of shares of Series E Preferred Stock delivers to the Corporation a Conversion Notice and any such shares of Series E Preferred Stock are not converted on the date specified in the Conversion Notice due to the operation of
Section 5(g), all such shares of Series E Preferred Stock that are not so converted shall be deemed converted automatically under Section 5 at the first moment thereafter when Section 5(g) would not prevent such conversion. Notwithstanding the preceding sentence, following the Call for Redemption, the right to: (a) the liquidation preference of the Series E Preferred Stock, including, without limitation, the right to be treated as holders of Series E Preferred Stock in the event of a merger or consolidation; (b) the consent rights described in Section 4 hereof and those consent rights described in
Section 5.8 of the Purchase Agreement; (c) the redemption rights in Section 14 hereof, and (d) all other preferential contractual rights granted to holders of the Series E Preferred Stock (but not the Common Stock), shall cease immediately. The Corporation shall not be obligated to deliver Common Stock certificates in respect of Series E Preferred Stock that is automatically converted pursuant to this Section 13(f) until the Holder notifies the Corporation in writing that such shares are no longer subject to the operation of Section 5(g).

         14.      Product-Triggered Redemption.

                  (a) Definition of Product-Triggered Redemption Event. A "Product-Triggered Redemption Event" shall mean that the Corporation has failed to acquire from another person or entity, by December 26, 2003, either (A) all right, title and interest to an oncology-related molecule or compound that it previously had no rights in or to and that has entered at least a Phase I clinical trial (a "Compound") or (B) an exclusive license or sublicense to further develop a Compound together with (i) the right to practice under all Intellectual Property Rights necessary for the further development of such Compound throughout North America and (ii) one or more agreements providing that the Corporation or another party to such agreements shall have all Intellectual Property Rights necessary to manufacture, promote, market and sell the Compound throughout North America. If any of the rights (as set forth in the previous sentence) to the Compound are acquired by means of one or more license or sublicense agreements, such agreements would satisfy the requirements set forth in the previous sentence notwithstanding that they may require the Corporation to pay reasonable royalties to the licensor or sublicensor. In addition, if the Corporation acquires a Compound indirectly through the acquisition by the Corporation of another person or entity (whether by stock, merger or otherwise) that has the rights listed above in (A) or (B) to such Compound, then such acquisition would satisfy the requirements set forth in the first sentence of this Section 14(a). For purposes of this Section 14, "Intellectual Property Rights" shall mean all patents (including any registrations, continuations, continuations in part, renewals, reissues, extensions and applications for any of the foregoing), confidential or proprietary information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, know how, copyrights and trademarks.

                  (b) Product-Triggered Redemption Notice. The Corporation shall notify each holder in reasonable detail not later than December 30, 2003 (or not later than five days after the date of an event described in clause (y) hereof) if (x) a Product-Triggered Redemption Event has taken place or (y) the Corporation has completed the acquisition of a Compound as contemplated in
Section 14(a) hereof (the "Product-Triggered Redemption Notice"), and such Product-Triggered Redemption Notice shall be reasonably acceptable in substance to the Holder. To the extent such Technology-Triggered Redemption Notice contains material non-public information of the Corporation, the Corporation shall simultaneously disclose such information in a filing on Form 8-K, provided, however, that if a Holder determines that the Product-Triggered Redemption Notice is not reasonably acceptable in substance, and the Holder demands that the Company provide additional information that constitutes material non-public information, then the Holder shall enter into a standard confidentiality agreement with respect to the additional information prior to the Company's disclosure to the Holder and the Company shall not be required to disclose such additional information in a filing on Form 8-K.

                  (c) Redemption. If a Product-Triggered Redemption Event has occurred, the Corporation shall redeem on a pro rata basis up to one-half of the Series E Preferred Stock issued on the Date of Original Issue to any Holder who gives a Demand for Product-Triggered Redemption (as defined in Section 14(d) below). The Corporation shall effect such redemption by paying in cash for each such share to be redeemed an amount equal to the "Product-Triggered Redemption Price", which shall equal (i) all declared but unpaid dividends as of the Product-Triggered Redemption Date (as defined below) with respect to each share to be redeemed, plus (ii) 100% of the Stated Value of each share to be redeemed. A redemption pursuant to this Section 14(c) shall be referred to as a "Product-Triggered Redemption."

                  (d) Demand for Product-Triggered Redemption. (i) A Holder desiring to elect a redemption as herein provided shall deliver a notice (the "Demand for Product-Triggered Redemption") to the Corporation specifying the following:

                           (A) The number of shares of Series E Preferred Stock to be redeemed; and

                           (B) the address to which the payment of the Product-Triggered

                                    Redemption Price shall be delivered, or, at the election of the Holder, wire instructions with respect to the account to which payment of the Product-Triggered Redemption Price shall be required.

                  (ii) A Holder may deliver the certificates evidencing the Series E Preferred Stock to be redeemed with the Demand for Product-Triggered Redemption or under separate cover not later than January 27, 2004. Payment of the Product-Triggered Redemption Price shall be made promptly, but in any case not later than January 30, 2004 (the "Product-Triggered Redemption Date").

                  (e) Status of Redeemed or Purchased Shares. Any shares of the Series E Preferred Stock at any time purchased, redeemed or otherwise acquired by the Corporation (whether due to a Product-Triggered Redemption or otherwise) shall not be reissued and shall be retired.

                  (f) Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of the Series E Preferred Stock on any Product-Triggered Redemption Date are insufficient to redeem the total number of shares of Series E Preferred Stock to be redeemed on such date, those funds which are legally available, if any, will be used to redeem the maximum possible number of such shares ratably among the Holders of such shares to be redeemed based upon the total Product-Triggered Redemption Price applicable to each such Holder's shares of Series E Preferred Stock which are subject to redemption on such Product-Triggered Redemption Date. The shares of Series E Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Series E Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Product-Triggered Redemption Date but which it has not redeemed.

                  (g) Waiver of Product-Triggered Redemption Right. Any Holder may at any time irrevocably waive its Product-Triggered Redemption Right with respect to all or any part of its Series E Preferred Stock by delivering a written notice to the Company to such effect.

         15. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:00 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 4:00 p.m. (New York City time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express. The address for such notices and communications shall be as follows: (i) if to the Corporation, to 157 Technology Drive, Irvine,

California 92618, facsimile: 949.788.6706, Attention: Chief Executive Officer or
(ii) if to a holder of Series E Preferred Stock, to the address or facsimile number appearing on the Corporation's shareholder records or, in either case, to such other address or facsimile number as the Corporation or a holder of Series E Preferred Stock may provide to the other in accordance with this Section.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Corporation this 26th day of September, 2003.

                                                   /s/ Rajesh C. Shrotriya
                                               ---------------------------------
                                               Name:  Rajesh C. Shrotriya, M.D.
                                               Title: Chairman, Chief Executive
                                               Officer and President

                                                                       EXHIBIT A

                            FORM OF CONVERSION NOTICE

 (To be executed by the registered Holder in order to convert shares of Series
                               E Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series E Convertible Voting Preferred Stock (the "SERIES E PREFERRED STOCK") indicated below into shares of common stock, par value $.001 per share (the "COMMON STOCK"), of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), according to the Certificate of Designations of the Series E Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. A copy of the certificate representing the Series E Preferred Stock being converted is attached hereto.

________________________________________________________________________________
Date to Effect Conversion

________________________________________________________________________________
Number of shares of Series E Preferred Stock owned prior to Conversion

________________________________________________________________________________
Number of shares of Series E Preferred Stock to be Converted

________________________________________________________________________________
Stated Value of Series E Preferred Stock to be Converted

________________________________________________________________________________
Amount of declared and unpaid dividends on shares of Series E Preferred Stock to be Converted

________________________________________________________________________________
Number of shares of Common Stock to be Issued (including conversion of declared but unpaid dividends on shares of Series E Preferred Stock to be Converted)

________________________________________________________________________________
Applicable Conversion Value

________________________________________________________________________________
Number of shares of Series E Preferred Stock owned subsequent to Conversion

                                    i of iii

Conversion Information:    [NAME OF HOLDER]

                                    By:________________________________
                                          Name:
                                          Title:

                                    Address of Holder:

                                    ___________________________________

                                    ___________________________________

                                    Issue Common Stock to (if different than above):

                                    Name:______________________________

                                    Address:____________________________

                                            ____________________________

The undersigned represents, subject to the accuracy of information filed under the Securities Act and the Exchange Act by any person other than such holder with respect to the outstanding Common Stock of the Company (including securities or property convertible into or exchangeable for Common Stock, with or without the payment of consideration), as of the date hereof that, after giving effect to the conversion of Preferred Shares pursuant to this Conversion Notice, the undersigned will not exceed the "Beneficial Ownership Cap" contained in Section 5(g) of the Certificate of Designations of the Series E Preferred Stock.

                                       _________________________________________
                                       Name of Holder

                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________

                                        ii